Exhibit 16.2

April 12, 2013

Mr. Michael Mona, Jr.

Director and President

CannaVEST Corp.

2688 South Rainbow Avenue, Suite B

Las Vegas, Nevada 89146

Dear Mr. Mona,

In connection with our recent audit of the financial statements of CannaVEST Corp. (the Company) as of December 31, 2012 and for the year then ended, in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board (United States) (PCAOB), we considered the Company’s internal control over financial reporting (“internal control”) as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

Our consideration of internal control was for the limited purpose described in the preceding paragraph and would not necessarily identify all deficiencies in internal control that might be significant deficiencies or material weaknesses and therefore, there can be no assurance that all deficiencies, significant deficiencies, or material weaknesses have been identified. However, as discussed below, we identified a deficiency in the Company’s internal control that we consider to be a significant deficiency and material weakness.

A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct misstatements on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance. A material weakness is a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the entity's financial statements will not be prevented, or detected and corrected on a timely basis.

The Company’s accounting management, both former and current, consists of one person holding the offices of Chief Executive Officer and Chief Financial Officer. The general ledger accounting and financial statement preparation functions have been outsourced to independent accounting and/or consulting firms due to the lack of technical accounting qualifications and SEC reporting and disclosure experience by accounting management. In addition, after the change of control and accounting management, the independent accounting firm to which the accounting and financial statement preparation functions were contracted also did not have the technical accounting qualifications or experience with SEC reporting and disclosure matters. As a result, the financial statements initially submitted to our firm to audit were missing a significant transaction and many disclosures required by generally accepted accounting principles. Accordingly, additional time was spent by your independent accounting firm preparing your financial statements and by our firm in reviewing them. We recommend that accounting management discuss this matter with your independent accounting firm to determine if they are able to provide services that will allow you to remediate this material weakness and if not to consider engaging alternative resources, internally or externally, so that you will be able to remediate this material weakness. In making this recommendation we are aware of the cost benefits of any system of internal control and that any decision you make should be done within this context.

This communication is intended solely for the information and use of management, the Board of Directors and others within the Company, and is not intended to be and should not be used by anyone other than these specified parties.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be deficiencies, significant deficiencies, or material weaknesses.

We would be pleased to discuss these conditions and our recommendations with you at your convenience. If we can assist you in any way please let us know.

Thank you for the opportunity to serve you.

Sincerely,

Certified Public Accountants